Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release

Contact:
Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Phone: 919-407-7895
Fax: 919-407-5615
investorrelations@cree.com

Cree Announces LED Business Restructuring, $500 Million Stock Buyback Authorization
and Fiscal Year 2016 Annual Operating Plan

DURHAM, N.C., June 24, 2015 - Cree, Inc. (Nasdaq: CREE), a market leader in LED lighting, today announced that the board of directors has approved the following:

▪	A restructuring of the LED Products business

▪	A $500 million stock buyback authorization for fiscal year 2016

▪	The fiscal year 2016 annual operating plan that targets:
- Revenue to increase to $1.8 billion +/-
- Non-GAAP operating margin increasing to approximately 8%
- Free cash flow of approximately $75 million

Due to recent LED market trends that have resulted in higher LED average selling price erosion than previously forecast and the continued under-utilization of Cree’s LED factory, the company has decided to restructure the LED Products business to reduce excess capacity and overhead to improve the cost structure moving forward. Additionally, the company is increasing LED reserves to reflect the more aggressive pricing environment experienced in the current quarter, and to factor in a more conservative pricing outlook for fiscal year 2016. The restructuring charges are targeted to be approximately $85 million and the anticipated amounts by category are as follows, including what will be included in GAAP and Non-GAAP results:

(in millions)	Total	GAAP	Non-GAAP
Capacity and overhead cost reductions	$47	$47	$—
Channel revenue reserves	27	27	27
Inventory reserves	11	11	11
Total Restructuring charges	$85	$85	$38

The company anticipates that the majority of the capacity and overhead related charges will be reflected in operating expenses for the fourth quarter of fiscal year 2015 ending on June 28, 2015 (“fiscal Q4”), with the balance in the first half of fiscal year 2016. The company anticipates that the channel revenue reserves will be reflected as a reduction of revenue in fiscal Q4, and the inventory reserves will be reflected as an increase in cost of revenue in fiscal Q4.

For fiscal Q4, the company now targets revenue to be approximately $375 million, which includes the $27 million revenue reserve discussed above.

•
Lighting Products revenue is targeted to increase slightly sequentially, as strong growth in commercial lighting is expected to more than offset a greater-than-targeted seasonal slowdown in consumer bulb sales.

•	Power & RF Products revenue is tracking in-line with the company’s targets for fiscal Q4.

•
LED Products customer unit demand is generally in-line with our targets for the quarter; however, the combination of the revenue reserves and lower pricing in the quarter is forecast to reduce fiscal Q4 revenue by approximately $35 million.

•
Overall gross margin and operating margin are now forecast to be lower than previously targeted due to the restructuring costs, the more aggressive LED pricing environment, and the larger than targeted seasonal slowdown in consumer lighting.

•
During fiscal Q4, the company completed the previously announced $550 million share buyback program by repurchasing 4.8 million shares of its common stock at an average price of $33.37 per share, with an aggregate value of $160 million. For fiscal year 2015, the company repurchased 16.0 million shares of its common stock at an average price of $34.33.

Conference Call:

The company plans to hold a conference call at 5:00 p.m. Eastern time today to discuss the items contained in this press release, including significant factors and assumptions underlying the targets noted above. The dial-in number for the conference call is (877) 468-6360 ((404) 991-2677 international) and the conference ID is 72302378.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Cree’s website at investor.cree.com/events.cfm.

About Cree, Inc.

Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, lighting products and semiconductor products for power and radio frequency (RF) applications.

Cree’s product families include LED lighting systems and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree’s products are driving improvements in applications such as general illumination, electronic signs and signals, power supplies and inverters.

For additional product and company information, please refer to www.cree.com.

Forward Looking Statements:

This press release contains forward-looking statements, including but not limited to the revised fiscal Q4 outlook and the fiscal 2016 operating plan targets described above, that involve risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated in the forward-looking statements. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that we will be unable to realize the benefits of restructuring the LED Products business; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; our ability to lower costs; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that retail customers may alter promotional pricing, increase promotion of a competitor's products over our products or reduce their inventory levels, all of which could negatively affect product demand; the risk that we have an increasingly complex supply chain and its ability to scale to enable maintaining a sufficient supply of raw materials; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; the risk we may be required to record a significant charge to earnings if our goodwill or amortizable assets become impaired; our ability to complete development and commercialization of products under development, such as our pipeline of improved LED chips, LED components and LED lighting products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; risks related to our multi-year warranty periods for LED lighting products; risks associated with acquisitions, divestitures or investments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 29, 2014, and subsequent reports filed with the SEC. These forward-looking statements represent Cree's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree® and the Cree logo are registered trademarks of Cree, Inc.

Cree, Inc.
Non-GAAP Measures of Financial Performance

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Cree uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP operating margin and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables or narrative included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cree's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Cree's results of operations in conjunction with the corresponding GAAP measures.
Cree believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the company's current financial performance and the company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Cree has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, Cree's management uses financial statements that do not include stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges, or changes in the fair value of equity method investments, and the income taxes associated with the foregoing. Cree's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the company's financial results.
As described above, Cree excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its ESPP. Cree excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Cree does not believe are reflective of ongoing operating results.
Amortization or impairment of acquisition-related intangibles. Cree incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Cree excludes these items because they arise from Cree's prior acquisitions and have no direct correlation to the ongoing operating results of Cree's business.

Asset retirement and overhead cost reduction charges. In conjunction with Cree's plans to expand or restructure its manufacturing facilities, Cree has recognized charges for the impact of the decision to abandon, sell or retire certain property and equipment prior to the end of their estimated useful lives. These charges also include the adjustment of a previously capitalized patent cost. Because these charges relate to assets which have been or will be sold or retired prior to the end of their estimated useful lives, Cree does not consider these charges to be reflective of ongoing operating results. Additionally, Cree has recognized charges for the impact of the decision to reduce overhead costs in conjunction with the restructuring of its operations.
Changes in the fair value of equity method investments. The company completed its common stock ownership investment in Lextar Electronics Corporation in the second quarter of fiscal 2015. The investment is accounted for under the equity method utilizing the fair value option. As such, changes in fair value are recognized in income, including fluctuations due to the exchange rate between the New Taiwan Dollar and the United States Dollar. Cree excludes the impact of these gains or losses from its non-GAAP measures because they are non-cash impacts that Cree does not believe are reflective of ongoing operating results.
Income tax effects of the foregoing non-GAAP items. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
Cree expects to incur stock-based compensation expense, amortization or impairment of acquisition-related intangibles, asset retirement charges and changes in the fair value of equity method investments in future periods, including income taxes associated with all of the foregoing.
Free cash flow. In addition to the non-GAAP measures discussed above, Cree also uses free cash flow as a measure of operating performance. Free cash flow represents operating cash flows less net purchases of property and equipment and patent and licensing rights (“capital purchases”). Cree considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital purchases, which can then be used to, among other things, invest in Cree's business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

CREE, INC.
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Non-GAAP Operating Margin

Fiscal 2016
GAAP operating margin		3.0% +/-
Adjustments:
Total stock-based compensation expense	3.2%+/-
Amortization or impairment of acquisition-related intangibles	1.2%+/-
Asset retirement and overhead cost reduction charges	0.6%+/-
Total adjustments to GAAP operating margin		5.0%+/-
Non-GAAP operating margin		8.0%+/-